Exhibit 2.10

Execution Copy

AMENDMENT NO. 1 dated as of November 17, 2004 (this “Amendment”), to the Trust Agreement (the “Trust Agreement”) dated as of November 10, 1998, among THE BANK OF NEW YORK, not in its individual capacity but solely as Managing Trustee (the “Managing Trustee”) of the Pemex Project Funding Master Trust (the “Trust”), THE BANK OF NEW YORK (DELAWARE) (the “Delaware Trustee”) and Petróleos Mexicanos (“Pemex”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Trust Agreement.

WHEREAS, Section 11.1 of the Trust Agreement provides that the Managing Trustee and Pemex may amend the Trust Agreement; and

WHEREAS, Pemex has requested and the Managing Trustee has agreed to amend the Trust Agreement to clarify the intent of the parties as to the treatment of the Trust for U.S. federal income tax purposes;

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereby agree as follows:

SECTION 1. Amendment of Section 1.1. The definition of “Permitted Investments” in Section 1.1 of the Trust Agreement is deleted in its entirety.

SECTION 2. Amendment of Section 4.4(c). Section 4.4(c) of the Trust Agreement is hereby amended and restated in its entirety to read as follows:

“The Trustee shall not be liable for losses on any investments made by it hereunder unless it has been determined by a court of competent jurisdiction that the Managing Trustee was grossly negligent or engaged in willful misconduct.”

SECTION 3. Amendment of Article 8. Article 8 of the Trust Agreement is hereby amended and restated in its entirety to read as follows:

“Pemex and the Trust shall comply with the applicable provisions of the Code and the applicable regulations thereunder in the manner necessary to effect the intention of the parties that for United States federal income tax purposes the Trust will be treated as a mere arrangement to receive money, hold assets and make payments on behalf of Pemex and the Pemex Subsidiaries, in each case solely pursuant to Pemex’s instructions, with the Trustee acting as an agent of Pemex, and will therefore not constitute a separate entity (as described in Treasury regulation section 301.7701-1(a) or any successor regulation). It is the further intention of Pemex and of the Trust that the Trust be accorded such treatment until its termination pursuant to Article 6.1. Pemex and the Trust shall take any action required by the Code or the regulations promulgated thereunder in order to maintain such treatment for United States Federal income tax purposes. The provisions of this Agreement shall be interpreted in a manner consistent with such treatment.”

SECTION 4. Amendment of Section 11.9(a). Section 11.9(a) of the Trust Agreement is hereby amended to delete the word “exclusive”.

SECTION 5. Effectiveness. This Amendment shall become effective as of the date hereof upon execution by the parties hereto.

SECTION 6. Applicable Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware (excluding conflict of law rules).

SECTION 7. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one agreement.

SECTION 8. Amendment. Except as specifically amended or modified hereby, the Trust Agreement shall continue in full force and effect in accordance with the provisions thereof. All references in any other agreement or document to the Trust Agreement shall, on and after the date hereof, be deemed to refer to the Trust Agreement as amended hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized representatives, all as of the date first above written.

THE BANK OF NEW YORK, not in its individual capacity, except as expressly set forth herein, but solely as Managing Trustee

By	/s/ MARION F. ZINOWSKI
Name:	Marion F. Zinowski
Title:	Vice President

PETROLEOS MEXICANOS

By	/s/ OCTAVIO ORNELLAS ESQUINCA
Name:	Octavio Ornellas Esquinca
Title:	Managing Director of Finance and Treasury

THE BANK OF NEW YORK (Delaware), not in its individual capacity, except as expressly set forth herein, but solely as Trustee

By	/s/ KRISTINE K. GULLO
Name:	Kristine K. Gullo
Title:	Asst. Vice President

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